Item 77Q2 and Sub-Item 102P2
DWS Strategic Income Trust
 (the "Fund")

Based on a review of reports
 filed by the Fund's trustees
and executive officers, the
investment
advisor, officers and directors
 of the investment advisor,
affiliated persons of the
investment
advisor and beneficial holders
of 10% or more of the Fund's
outstanding shares, and written
representations by the Reporting
 Persons that no year-end reports
 were required for such
persons, all filings required by
 Section 16(a) of the Securities
 and Exchange Act of 1934 for the
fiscal year ended November 30, 2010
 were timely, except that John Caruso,
 the Fund's AML
Compliance Officer, filed a
Form 3 late.  This filing related
 solely to such individual's designation
as a Reporting Person and did not
 relate to any transactions in the Fund.







E:\Electronic Working Files
\NSAR\2010\11-30-10\DWS Strategic
Income Trust\03-Exhibits\SIT
 77Q2 Exhibit.docx